EXHIBIT 12.2

                                         THE ROUSE COMPANY AND SUBSIDIARIES

                                 COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                               (DOLLARS IN THOUSANDS)

                               NINE MONTHS ENDED
                                 SEPTEMBER 30,                      YEAR ENDED DECEMBER 31,
                            -----------------------   -----------------------------------------------------------
                               1996         1995         1995         1994        1993         1992         1991
                            ---------   ----------    --------    ---------   ---------     ---------    --------
Earnings (loss) before
   income taxes,
   extraordinary loss and
   cumulative effect of
   change in accounting
   principle                 $27,341     $  8,415      $10,169     $ 13,336    $  3,072     $(20,783)    $  5,245

Fixed charges:
   Interest costs            169,330      164,213      219,838      220,971     219,705      221,907      219,538
   Capitalized interest       (7,051)      (5,236)      (6,875)      (7,388)     (8,899)     (15,098)     (21,243)
   Amortization of debt
     issuance costs            1,466        1,924        2,527        2,146       2,801        3,571        3,173
   Distributions on Company-
     obligated mandatorily
     redeemable preferred
     securities of a trust
     holding solely Parent
     Company subordinated
     debt securities           9,539            -        1,204            -           -            -            -
   Portion of rental expense
     representative of
     interest factor (1)       5,301        5,042        8,266       10,788      15,988       14,739       15,265
   Support for debt service
     costs provided to
     affiliates accounted for
     under the equity method       -            -            -            -          31          389        1,106

   Adjustments to earnings (loss):
   Minority interest in
      earnings of
      majority-owned
      subsidiaries having
      fixed charges              893        1,716        2,026        2,234       1,909        1,747        2,118
   Undistributed earnings of
      less than 50%-owned
      subsidiaries                 -            -         (189)        (564)        (68)         (84)        (540)
   Previously capitalized
      interest amortized into
      earnings:
      Depreciation of operating
      properties (2)           2,900        2,823        3,764        3,670       3,605        3,474        3,145
      Cost of land sales (3)   1,341          987        1,421        1,580       1,627        1,295          928
                            --------    ---------     --------    ---------   ---------     ---------    --------
        Earnings available
          for fixed
          charges           $211,060     $179,884     $242,151     $246,773    $239,771     $211,157     $228,735
                            ========     ========     ========     ========    ========     ========     ========
Fixed charges:
   Interest costs           $162,279     $164,213      219,838     $220,971    $219,705     $221,907     $219,538
   Amortization of debt
     issuance costs            1,466        1,924        2,527        2,146       2,801        3,571        3,173
   Distributions on Company-
     obligated mandatorily
     redeemable preferred
     securities of a trust
     holding solely Parent
     Company subordinated
     debt securities           9,539            -        1,204            -           -            -            0
   Portion of rental expense
     representative of
     interest factor (1)       5,301        5,042        8,266       10,788      15,988       14,739       15,265
   Support for debt service
     costs provided to
     affiliates accounted for
     under the equity method       -            -            -            -          31          389        1,106
                             --------    ---------     --------    ---------   ---------     ---------    --------
     Total fixed
       charges (4)          $178,585     $171,179     $231,835     $233,905    $238,525     $240,606     $239,082
                            ========     ========     ========     ========    ========     ========     ========
Ratio of earnings to
   fixed charges                1.18         1.05         1.04         1.06        1.01            -            -
                            ========     ========     ========     ========    ========     ========     ========

(1) Includes (a) 80% of minimum rentals, the portion of such rentals considered to be a reasonable estimate of the interest factor and (b) 100% of contingent rentals of $2,650,000 and $1,597,000 for the nine months ended September 30, 1996 and 1995, respectively, and $3,644,000, $6,232,000,
     $10,006,000, $8,106,000, and $8,458,000 for the years ended December 31,
     1995, 1994, 1993, 1992, and 1991, respectively.
(2) Represents an estimate of depreciation of capitalized interest costs based on the Company's established depreciation policy and an analysis of interest costs capitalized since 1971.
(3) Represents 10% of costs of land sales, the portion of such cost considered to be a reasonable estimate of the interest factor.
(4) Total fixed charges exceeded the Company's earnings available for fixed charges by $29,449,000 and $10,347,000 for the years ended December 31, 1992 and 1991, respectively.

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